EXHIBIT 9.1


                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

        THIS AGREEMENT is made as of this 31st day of December, 1995, by and between Van Wagoner Funds, Inc., a Maryland Corporation (the
   "Corporation"), and Sunstone Financial Group, Inc., a Wisconsin Corporation (the "Administrator").

        WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") and is authorized to issue shares of common stock (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

        WHEREAS, the Corporation and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

   1.   Appointment

        The Corporation hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

   2.   Services as Administrator

        (a) Subject to the direction and control of the Corporation's Board of Directors and utilizing information provided by the Corporation and its agents, the Administrator will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the "Commission") required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) assist in the preparation for execution by the Corporation and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Corporation's custodian or transfer agent, subject to review and approval of the Corporation and the Corporation's independent accountants; (4) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act; (5) assist the Corporation's legal counsel in the preparation of the Registration Statement for the Corporation (on Form N-1A or any replacement therefor) and any amendments thereto; (6) determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Corporation assets on proper authorization from the Corporation; (7) calculate daily net asset values and income factors of each Fund; (8) maintain all general ledger accounts and related subledgers; (9) perform security valuations; (10) assist in the acquisition of the Corporation's fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (11) from time to time as the Administrator deems appropriate, check each Fund's compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Corporation's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance); (12) maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the Act; (13) prepare and/or file all subsequent documents to be filed with states to maintain the Fund's securities registration, including, without limitation, sales reports, updated prospectuses, Form U-1s; (14) develop with legal counsel and secretary of the Corporation an agenda for each board meeting and, if requested by the Directors, attend board meetings and prepare minutes;
   (15) coordinate preparation of other matters required to be reported to the board, including, without limitation, details of Rule 12b-1 payments, codes of ethics compliance and broker commissions; (16) prepare Form 1099s for directors and other fund vendors; (17) calculate dividend and capital gains distributions subject to review and approval by the Corporation and its independent accountants; and (18) generally assist in the Corporation's administrative operations as mutually agreed to by the parties. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

        (b) The Directors of the Corporation shall cause the officers, adviser, legal counsel, independent accountants and custodian for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Funds and the Corporation as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Corporation when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Administrator by an officer or representative of the Funds or by any of the aforementioned persons. Fees charged by such persons shall be an expense of the respective Fund. The Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation until receipt of written notice thereof from the Corporation.

        (c) In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request. Subject to the terms of Section 6, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by the Administrator for the Corporation.

        (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Administrator shall identify to the Corporation and the Board of Directors any such pricing service utilized on behalf of the Corporation. The Administrator is authorized to rely on the prices provided by such service(s) or by the Funds' investment adviser or other authorized representative of the Funds, and shall not be liable for losses to the Corporation or its securityholders as a result of its' reliance on the valuations provided by the approved pricing service(s) or the representative.

   3.   Fees; Delegation; Expenses

        (a) In consideration of the services rendered pursuant to this Agreement, the Corporation will pay the Administrator a fee, computed daily and payable monthly, as provided in Schedule B hereto, plus out-of-pocket expenses. The Corporation shall also pay the Administrator for organizational start-up services provided on behalf of the Funds as specified in Schedule B. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of the Corporation, programming and related expenses (previously incurred or to be incurred by Administrator) in connection with providing electronic transmission of data between the Administrator and the Funds' other service providers, brokers, dealers and depositories, and photocopying, postage and overnight delivery expenses. Fees shall be paid by each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund.

        (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Corporation's Prospectuses and resolutions of the Corporation's Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Corporation be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable. Such fee as is attributable to each Fund shall be a separate charge to each Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

        (c) The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise provided herein. Other costs and expenses to be incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses incidental to holding meetings of the Fund's shareholders and Directors; and any extraordinary expenses; will be borne by the Funds or their investment adviser. Expenses incurred for distribution of fund shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Corporation, will be borne by the Corporation or its investment adviser, except for such expenses permitted to be paid by the Corporation under a distribution plan adopted in accordance with applicable laws.

   4.   Proprietary and Confidential Information

        The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Funds and prior, present or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Corporation.

   5.   Limitation of Liability

        The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for any action taken or omitted to be taken in accordance with instructions received by the Administrator from an officer or representative of the Corporation.

   6.   Term

        (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the effective date of the Corporation's Registration Statement as declared by the Securities and Exchange Commission and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until December 31, 1996 (the "Initial Term"). Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect as to each Fund for successive annual periods.

        (b) This Agreement may be terminated with respect to any one or more particular Funds without penalty after the Initial Term (i) upon mutual consent of the parties, or (ii) by either party upon not less than ninety
   (90) days' written notice to the other party (which notice may be waived by the party entitled to the notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Corporation.

        (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Corporation, the Administrator shall deliver the records of the Fund(s) and/or Corporation as the case may be to the Corporation or person(s) designated by the Corporation and thereafter the Corporation or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Corporation or a Fund(s), and the Corporation requests the Administrator to provide services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

   7.   Non-Exclusivity

        The services of the Administrator rendered to the Corporation are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Corporation recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), that such other entities may include the name of the Administrator as part of their name and that the Administrator or its affiliates may enter into investment advisory or other agreements with such other entities.

   8.   Governing Law; Invalidity

        This Agreement shall be governed by Wisconsin law. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

   9.   Notices

        Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to Sunstone Financial Group, Inc., 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202, Attention Miriam M. Allison, and notice to the Corporation shall be sent to Van Wagoner Funds, Inc., Attention: Garrett Van Wagoner, ___________________________________.

   10.  Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                 VAN WAGONER FUNDS, INC.
                                 (the "Corporation")


                                 By:_____________________________
                                      Garrett Van Wagoner
                                      President


                                 SUNSTONE FINANCIAL GROUP, INC.
                                 ("Administrator")


                                 By:_____________________________
                                      President

                                   Schedule A
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                             VAN WAGONER FUNDS, INC.
                                       and
                         Sunstone Financial Group, Inc.

                           Van Wagoner Micro-Cap Fund

                        Van Wagoner Emerging Growth Fund

                            Van Wagoner Mid-Cap Fund

                                   Schedule B
                                     to the
                  Administration and Fund Accounting Agreement
                                 by and between
                             Van Wagoner Funds, Inc.
                                      and
                         Sunstone Financial Group, Inc.


                                                                      Minimum
   Name of Fund                Annual Fees                         Annual Fee

   Micro-Cap    Up to $50 Million              22.5 basis points      $61,500
                $50 Million to $100 Million    15.0 basis points
                $100 Million to $250 Million   10.0 basis points
                Over $250 Million              7.5 basis points

   Emerging     Up to $50 Million              22.5 basis points      $61,500
   Growth       $50 Million to $100 Million    15.0 basis points
                $100 Million to $250 Million   10.0 basis points
                Over $250 Million              7.5 basis points

   Mid-Cap      Up to $50 Million              22.5 basis points      $61,500
                $50 Million to $100 Million    15.0 basis points
                $100 Million to $250 Million   10.0 basis points
                Over $250 Million              7.5 basis points


   In addition to the foregoing, the Corporation shall pay to the Administrator $_______ for organizational start-up services provided by the Administrator on behalf of the Funds. The Corporation shall also pay/reimburse the Administrator's out-of-pocket expenses as described in the Agreement.

   Dated:  December 31, 1995.

   VAN WAGONER FUNDS, INC.            SUNSTONE FINANCIAL GROUP, INC.


   By: /s/ Garrett Van Wagoner        By: /s/ Miriam M. Allison
       Garrett Van Wagoner                Miriam M. Allison
       President                          President